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                                                                  EXHIBIT (c)(3)


                 ADMINISTRATION AGREEMENT

    Agreement made as of October 1, 1994, between ALLIANCE
WORLD DOLLAR GOVERNMENT FUND, INC., a Maryland corporation
(the "Fund"), and ALLIANCE CAPITAL MANAGEMENT L.P., a
Delaware limited partnership (the "Administrator").

    WHEREAS, the Fund intends to operate as a closed-end management investment company, and is so registered under the Investment Company Act of 1940, as amended (the "1940
Act");

    WHEREAS, the Fund has authorized the issuance of its shares of common stock, par value $.01 per share (the
"Common Stock");

    WHEREAS, the Fund wishes to retain the Administrator to provide certain administrative services to the Fund under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

    1.  Appointment.   The Fund hereby appoints the
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Administrator to administer the Fund, and as such to furnish the services set forth in paragraph 2 below and the Administrator accepts such appointment and agrees that it will furnish such services.

    2.  Services and Duties of the Administrator.  Subject
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to the supervision of the Fund's Board of Directors, the
Administrator will provide the following services:

         (a) oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board of Directors;

         (b)  oversee the maintenance of the books and
              records of the Fund required under Rule
              31a-l(b)(4) under the Investment Company
              Act;
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         (c)  arrange for bank or other borrowing by
              the Fund, pursuant to the investment
              adviser's determination of the lenders or lenders, timing, amount and terms of any such borrowing, in accordance with authority granted by the Board of Directors of the Fund;

         (d)  prepare the Fund's federal, state and
              local income tax returns;

         (e) prepare the financial information for the Fund's proxy statements and quarterly, semi-annual and annual reports to shareholders;

         (f)  on the basis of the Fund's books and
              records and information furnished by the Fund or its investment adviser, prepare the Fund's periodic financial and other reports to the Securities and Exchange
              Commission, the New York State Exchange
              and other regulatory agencies or entities as required;

         (g)  respond to or refer to the Fund's
              officers or transfer agent, as
              appropriate, shareholder inquiries
              relating to the Fund;

         (h) coordinate the audit examination with the Fund's independent auditors for the annual audit of the Fund and any required periodic compliance examinations; and

         (i)  conduct asset maintenance tests and
              prepare associated reports for purposes
              of compliance reporting under the 1940
              Act and guidelines.

    All services to be furnished by the Administrator may be furnished through the medium of any directors, officers or employees of the Administrator. Each party shall bear all its own expenses incurred in connection with this Agreement. It is understood that the Administrator will from time to time employ or associate with such persons, including one or more of the Administrator's affiliates, as the Administrator believes to be particularly fitted to assist the

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Administrator in the execution of its duties under this
Agreement, the cost of performance of such duties to be borne and paid by the Administrator. No obligation may be incurred on the Fund's behalf in any such respect.

    3.  Compliance with the Fund's Governing Documents and
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Applicable Law.   In all matters relating to the performance
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of this Agreement, the Administrator will act in conformity with the Articles of Incorporation, By-Laws and Registration Statements of the Fund and with the directions of the Fund's Board of Directors and Fund executive officers and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

    4.  Service Not Exclusive.   Except to the extent
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necessary to perform the Administrator's obligations under
this Agreement, nothing herein shall be deemed to limit or restrict the Administrator's right, or the right of any of the Administrator's employees, or any of the officers or directors of Alliance Capital Management Corporation, the Administrator's general partner, who may also be a Director, officer or employee of the Fund, or persons otherwise affiliated with the Fund (within the meaning of the 1940
Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render service of any kind to any other trust, corporation, firm, individual or association.

    5.  Compensation.   For the services provided and
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expenses assumed by the Administrator under this Agreement, the Fund will pay the Administrator a monthly fee at an annualized rate of .15 of 1% of the Fund's average weekly net assets. For purposes of the calculation of such fee, average weekly net total assets shall be determined on the basis of the average net assets of the Fund for each weekly period (ending on Friday) ending during the month. The net assets for each weekly period are determined by averaging the net assets on the Friday of such weekly period with the net assets on the Friday of the immediately preceding weekly period. When a Friday is not a business day for the Fund, then the calculation will be based on the Fund's assets on the business day immediately preceding such Friday. Such fee shall be payable in arrears on the last day of each calendar month for services performed hereunder during such month. If this Agreement becomes effective after the beginning of a month or terminates prior to the end of a

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month, such fee shall be prorated according to the
proportion which such portion of the month bears to the full month.

    6.  Limitation of Liability of the Administrator.  The
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Fund shall expect of the Administrator, and the
Administrator will give the Fund the benefit of, the Administrator's best judgment and efforts in rendering these services to the Fund, and the Fund agrees as an inducement to the Administrator's undertaking these services that the Administrator shall not be liable under this Agreement for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Administrator against any liability to the Fund or to the Fund's security holders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator's duties under this Agreement, or by reason of the Administrator's reckless disregard of the Administrator's obligations and duties under this Agreement.

    7.  Assignment.  This Agreement may not be transferred,
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assigned, sold or in any manner hypothecated or pledged by
the Administrator and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by the Administrator. The term "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed hereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the Securities and Exchange Commission thereunder.

    8.  Duration and Termination.  This Agreement shall
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become effective on the date hereof and shall continue in
effect until September 30, 1996 and may be continued for successive twelve-month periods (computed from each October
1) provided that such continuance is specifically approved at least annually by a vote of the Fund's Board of Directors or by majority vote of the holders of the Fund's outstanding voting securities (as defined in the 1940 Act), and in either case, by the vote of a majority of the Fund's Board of Directors who are not interested persons, as defined in the 1940 Act, of any party to this Agreement (other than as Directors of the Fund) cast in person at a meeting called for the purpose of voting on such approval; provided further, however, that if the continuation of this Agreement is not approved, the Administrator may continue to render

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the services described herein in the manner and to the
extent permitted by the 1940 Act and the rules and regulations thereunder. Upon the effectiveness of this Agreement, it shall supersede all previous agreements between the Fund and the Administrator covering the subject matter hereof. This Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Fund's outstanding voting securities (as so defined), or by a vote of the Fund's Board of Directors on 60 days written notice to the Administrator, or by the Administrator on 60 days written notice to the Fund.

    9.  Amendment of this Agreement.  No provision of this
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Agreement may be changed, waived, discharged or terminated
orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or discharge or termination is sought.

    10.  Governing Law.  This Agreement shall be construed
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in accordance with the laws of the State of New York,
provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

    11.  Miscellaneous.  The captions of this Agreement are
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included for convenience of reference only and in no way
define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                           ALLIANCE WORLD DOLLAR GOVERNMENT
                             FUND, INC.



                           By: /s/ David H. Dievler
                               ------------------------
                               Name: David H. Dievler
                               Title: Chairman



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                           ALLIANCE CAPITAL MANAGEMENT, L.P.

                           By    ALLIANCE CAPITAL MANAGEMENT
                                    CORPORATION,
                                     its General Partner


                           By: /s/ John D. Carifa
                               -------------------------
                               Name:  John D. Carifa
                               Title: President

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